Exhibit 5.1

To the board of directors and shareholders of the Company

Luxembourg, 18 August 2017

Atento S.A. – F-3 Registration Statement – Validity of Shares

Ladies and Gentlemen,

We are acting as Luxembourg counsel for Atento S.A., a société anonyme incorporated and existing under the laws of the Grand Duchy of Luxembourg-Findel, having its registered office at 4, rue Lou Hemmer, L-1748 Luxembourg and being registered with the Luxembourg Trade and Companies’ Register under number B 185.761 (the “Company”) in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the offer and sale from time to time by the Selling Shareholder named in the Registration Statement of up to 62,660,015 outstanding common shares of the Company without nominal value (the “Shares”).

We have reviewed, and relied on, (i) the consolidated articles of association of the Company dated 2 November 2016, as amended and restated pursuant to an extraordinary general meeting of the shareholders of the Company held on 31 May 2017 as published on the RESA under number L170102418 on 19 June 2017, (ii) copies of the signed minutes of the meeting of the board of directors of the Company passed on 24 April 2014, (iii) copies of the signed minutes of the meeting of the board of directors of the Company passed on 1 September 2014 and (iii) copies of the signed minutes of the meeting of the board of directors of the Company passed on 22 September 2014 approving and authorizing inter alia the issuance of the Shares (collectively, the “Resolutions”), that have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

Arendt & Medernach SA

41 A, avenue J.F. Kennedy        L-2082 Luxembourg         Tel : (352) 40 78 78 1        Fax : (352) 40 78 04        www.arendt.com

Registered with the Luxembourg Bar        RCS Luxembourg B 186371        VAT LU26853724

LUXEMBOURG            DUBAI             HONG KONG            LONDON            MOSCOW            NEW YORK

We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this Opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company is validly existing as a société anonyme under the laws of the Grand Duchy of Luxembourg.

2. The Shares are validly issued, fully paid and non-assessable (within the meaning that the holder of such shares shall not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors).

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand Duchy of Luxembourg and registered on the list V of the Luxembourg Bar.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Sébastien Binard

Sébastien Binard

Partner